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Separate Account Name Change

WHEREAS, on April 1, 1996, the Board established GE Capital Life Separate Account II for the purposes delineated in the respective resolutions; and

WHEREAS, on March 20, 2000, the Board established GE Capital Life Separate Account III for the purposes delineated in the respective resolutions; and

WHEREAS, on September 14, 2004, the Board established GE Capital Life Separate Account 4 for the purposes delineated in the respective resolutions; and

WHEREAS, effective January 1, 2006 the Company will change its name to Genworth Life Insurance Company of New York; and

WHEREAS, the Company wishes to conform the titles of the separate account with its new name.

NOW THEREFORE BE IT RESOLVED, that effective January 1, 2006, the Company, pursuant to the provisions of Section 4240 of the New York Insurance Law, does hereby rename the following separate accounts:

GE Capital Life Separate Account II, shall now be designated Genworth Life of New York VA Separate Account 1

GE Capital Life Separate Account III, shall now be designated Genworth Life of New York VL Separate Account 1

GE Capital Life Separate Account 4 shall now be designated Genworth Life of New York Group VA Separate Account 1; and

FURTHER RESOLVED the use and purpose of these separate accounts remains unchanged.